EXHIBIT 99.2

INDEX

Page

Pro-Forma Financial Statements of PeopleString Corporation

Pro-Forma Condensed Combined Balance Sheet	F-2

Pro-Forma Condensed Combined Statement of Operations	F-3

Notes to unaudited Pro-Forma Condensed Combined Financial Statements	F-4 - F-5

PeopleString Corporation and Vape Holdings, Inc.
Pro-Forma Condensed Combined Balance Sheet
PeopleString Corporation – As of June 30, 2013
Vape Holdings, Inc. – As of September 30, 2013
(Unaudited)

(A) - Table of Content'!A1	PeopleString	Vape	Pro-Forma
	Corporation	Holdings, Inc.	Adjustments		Combined

ASSETS

Current Assets:
Cash	$-	$568	$-		$568
Total current assets	-	568	-		568

Total assets	$-	$568	$-		$568

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$4,000	$60,346	$-		$64,346
Accrued expenses	-	7,573	-		7,573
Due to related parties	20,000	234,824	-		254,824
Total current liabilities	24,000	302,743	-		326,743
Accounts payable - related party	-	15,000	-		15,000

Total liabilities	24,000	317,743	-		341,743

Stockholders’ Equity (Deficit):
Common stock; $0.00001 par value, on a historical basis - 250,000,000 shares authorized, 62,618,500 shares issued and outstanding; on a pro-forma basis - 250,000,000 shares authorized, 249,999,983 shares issued and outstanding	626	355	(355	)(1)	2,500
			1,874	(2)
Additional paid-in capital	2,340,788	-	(2,340,788	)(3)	-
Accumulated deficit	(2,365,414)	(317,530)	2,340,788	(3)	(343,675)
			355	(1)
			(1,874	)(2)
Total stockholders' equity (deficit)	(24,000)	(317,175)	-		(341,175)

Total liabilities and stockholders' equity (deficit)	$-	$568	$-		$568

See accompanying notes

PeopleString Corporation and Vape Holdings, Inc.
Pro-Forma Condensed Combined Statements of Operations
PeopleString Corporation – Six Months Ended June 30, 2013
Vape Holdings, Inc. – March 26, 2013 (date of formation) to September 30, 2013
(Unaudited)

(A) - Table of Content'!A1	PeopleString	Vape	Pro-Forma
	Corporation	Holdings, Inc.	Adjustments		Combined

Net sales	$-	$-	$-		$-
Cost of sales	-	-	-		-

Gross profit	-	-	-		-

General and administrative expenses	167,192	118,047	-		118,047

Loss from operations	(167,192)	(118,047)	-		(118,047)

Other income (expense):
Interest expense - debt discount	-	(7,573)	-		(7,573)
Other income, net	-	-	-		-
Total other expense, net	-	(7,573)	-		(7,573)

Loss before income tax provision	(167,192)	(125,620)	-		(125,620)

Income tax provision	-	-	-		-

Net loss	$(167,192)	$(125,620)	$-		$(125,620)

Earnings Per Share
Basic and diluted	$(0.00)		$-		$(0.00)

Weighted-average shares of common stock outstanding:
Basic and diluted	62,618,500		187,381,483	(2)	249,999,983

See accompanying notes

PeopleString Corporation and Subsidiaries
Notes to Unaudited Pro-Forma Combined
Condensed Financial Statements

Basis of presentation

On August 9, 2013, PeopleString Corporation (“PeopleString”), its wholly-owned subsidiary, RewardString Corporation (“RewardString”), and Vape Holdings, Inc., a Nevada corporation (“Vape”), entered into a Merger and Reorganization Agreement (the “Agreement”) whereby Vape was merged with RewardString, with Vape being the surviving entity (the “Merger”). In consideration for the merger, the shareholders of Vape received a total of 187,381,500 shares of common stock of PeopleString on a pro rata basis in exchange for 355,000 shares of Vape common stock, representing 100% of the outstanding common stock of Vape. The total shares of the merged company being issued on a pro rata basis to Vape shareholders represents approximately 74.95% of the total issued and outstanding common stock of PeopleString.

The merger among PeopleString, RewardString and Vape will be accounted for as a reverse acquisition and change in reporting entity, whereby Vape will be the accounting acquirer. The Merger was accounted for using the purchase method of accounting in accordance with ASC 805 Business Combinations, whereby the estimated purchase would be allocated to tangible net assets acquired based upon preliminary fair values at the date of acquisition. Accordingly, the assets and liabilities of PeopleString and RewardString will be recorded at fair value; the assets of PeopleString Corporation were not significant. The historical results of operations and cash flows of Vape will be reported beginning in the quarter ended December 31, 2013. This transaction closed on September 30, 2013. The accompanying pro-forma financial statements include the accounts of Vape immediately prior to the close on September 30, 2013 for the following periods:

●	PeopleString Corporation – Balance sheet as of June 30, 2013, and for the six months ended June 30, 2013.
●
Vape Holdings, Inc. – Balance sheet as of September 30, 2013, and for the period March 26, 2013 (date of formation) to September 30, 2013, which approximates a six month period of operations for which we used to prepare the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma combined condensed balance sheet was prepared based on the transaction being closed on September 30, 2013. The accounting transactions of PeopleString Corporation for the three months ended September 30, 2013 were minimal and not significant.

The accompanying pro forma financial information should be read in conjunction with the historical consolidated financial statements and related notes in PeopleString’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Quarterly Report on Form 10-Q for the periods ended June 30, 2013. The unaudited pro forma combined condensed statements of operations are not necessarily indicative of what the actual results of operations would have been had such transactions taken place at the beginning of the respective periods.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed combined financial statements described above should be read in conjunction with the historical financial statements of PeopleString and subsidiary (RewardString) and Vape and the related notes thereto.

The unaudited pro forma combined condensed balance sheet and statements of operations of Vape have been prepared to give effect to the following pro forma adjustments:

(1)	Shareholders of Vape exchanged 355,000 shares of Vape common stock (100%) to receive a total of 187,381,500 shares of common stock of PeopleString.

(2)
Issuance of 187,381,483 (187,381,500 shares issued less 17 common stock shares due to rounding) of PeopleString common stock to shareholders of Vape. These shares have been added to the weighted average of shares outstanding at the beginning of the periods in determining net loss per share.

(3)	Reflects the removal of PeopleString’s historical additional paid-in capital with the offset to accumulated deficit due to the accounting for the transaction as a reverse acquisition.